EXHIBIT 4.1







                   CERTIFICATE OF DESIGNATIONS

                               OF

           7% CONVERTIBLE EXCHANGEABLE PREFERRED STOCK
                   (Par Value $0.10 Per Share)

                               OF

              FREEPORT-McMoRan COPPER & GOLD INC.






        The number, voting powers, designations, preferences, rights, qualifications, limitations and restrictions of the corporation's 7% Convertible Exchangeable Preferred Stock are as set forth below:

        1. Designation. (a) 447,800 shares of Preferred Stock of the corporation are hereby constituted as a series of Preferred Stock designated as "7% Convertible Exchangeable Preferred Stock" (hereinafter called "this Series"). Each share of this Series shall be identical in all respects with the other shares of this Series except as to the dates from and after which dividends thereon shall be cumulative. The Board of Directors is authorized to increase or decrease (but not below the number of shares of this Series then outstanding) the number of shares of this Series.
        (b) Shares of this Series which have been redeemed, converted into Class A Common Stock, exchanged into Debentures (as hereinafter defined), as hereinafter provided, or purchased by the corporation shall be canceled, and shall revert to authorized but unissued Preferred Stock undesignated as to series, and may be reissued as a part of this Series or may be reclassified and reissued as part of a new or existing series of Preferred Stock to be created by resolution or resolutions of the Board of Directors, all subject to the conditions or restrictions on issuance set forth in any resolution or resolutions adopted by the Board of Directors providing for the issue of such series of Preferred Stock.

        2. Dividends. (a) The holders of shares of this Series shall be entitled to receive, but only out of funds legally available therefor, cash dividends as hereinafter provided. Such dividends shall be paid when, as and if declared by the Board of Directors on the first day of February, May, August and November in each year (each such date being referred to herein as a "Dividend Payment Date") to holders of record on the record date determined by the Board of Directors in advance of the payment of each particular dividend. Such dividends shall be cumulative from the date of original issuance of the shares of this Series.


        (b) So long as any shares of this Series shall be outstanding, the corporation shall not, unless full cumulative dividends for all past dividend periods shall have been paid or declared and set apart for payment upon all outstanding shares of this Series and the shares of any other class or series of Preferred Stock (including the Gold-Denominated Preferred Stock, the Gold-Denominated Preferred Stock, Series II, the Silver-Denominated Preferred Stock and the Step-Up Convertible Preferred Stock) and any other class or series of stock of the corporation ranking, as to dividends, on a parity with the shares of this Series (the shares of any other class or series of Preferred Stock and any other class or series of stock of the corporation ranking as to dividends, on a parity with the shares of this Series being herein referred to as "Parity Dividend Stock"), (i) declare, pay or set apart any amounts for dividends on, or make any other distribution in cash or other property in respect of, the Class A Common Stock of the corporation, the Class B Common Stock of the corporation or any other stock of the corporation ranking junior to this Series as to dividends or distribution of assets upon liquidation, dissolution or winding up of the affairs of the corporation (the Class A Common Stock, the Class B Common Stock and any such other stock being herein referred to as "Junior Stock"), other than a dividend payable solely in Junior Stock, (ii) purchase, redeem or otherwise acquire for value any shares of Junior Stock, directly or indirectly, other than as a result of a reclassification, exchange or conversion of one Junior Stock for or into another Junior Stock, or other than through the use of proceeds of a substantially contemporaneous sale of other Junior Stock, or (iii) make any payment on account of, or set aside money for, a sinking or other like fund for the purchase, redemption or other acquisition for value of any shares of Junior Stock. For purposes of this Section 2, if any depositary shares have been issued with respect to any series of stock, actions with respect to such depositary shares, including acquisition of and payments on or with respect to such depositary shares, shall be regarded as actions with respect to such series of stock.

        (c) If the funds available for the payment of dividends are insufficient to pay in full the dividends payable on all outstanding shares of this Series and shares of Parity Dividend Stock, the total available funds to be paid in partial dividends on the shares of this Series and shares of Parity Dividend Stock shall be divided among this Series and the Parity Dividend Stock in proportion to the aggregate amounts of dividends accrued and unpaid with respect to this Series and the Parity Dividend Stock. Accruals of dividends shall not bear interest.

        3. Dividend Rate. The Dividend Rate on the shares of this Series for each Dividend Period shall be $35.00 per annum. The term "Dividend Period", as used herein, means, with respect to any Dividend Payment Date, the period commencing on the day following the immediately preceding Dividend Payment Date to and including such Dividend Payment Date.

        4. Redemption. (a) The shares of this Series shall not be redeemable prior to August 1, 1995. On and after that date, the corporation may, at its option, redeem the shares of this Series, in whole or in part, at any time or from time to time, upon notice given as hereinafter specified, at the following redemption prices per share if redeemed during the twelve month period commencing on August 1 of the years indicated:


             Year                         Price

             1995                        $524.50

             1996                         521.00

             1997                         517.50
             1998                         514.00

             1999                         510.50

             2000                         507.00
             2001                         503.50



and at $500.00 per share thereafter, plus, in each case, an amount equal to all accrued and unpaid dividends on the shares being redeemed to and including the date fixed for such redemption. Notwithstanding any provision of this Section 4 to the contrary, any accrued and unpaid dividends in respect of shares of this Series to be redeemed shall be payable to the holder of record of such shares, as determined on the relevant record date.

        (b) Notice of redemption shall be mailed by the corporation by first class mail, postage prepaid, not less than 30 nor more than 60 days before the date fixed for redemption, to each transfer agent for the shares of this Series to be redeemed and to each holder of record of such shares addressed to such holder at his address shown on the registry books of the corporation. Such notice of redemption shall set forth the date fixed for redemption, the number of shares of this Series to be redeemed and, if less than all of the shares held by such holder are to be redeemed, the number of shares to be redeemed from such holder, the applicable redemption price and the place or places (including a place in the Borough of Manhattan, The City of New
York) at which stockholders may obtain payment of such redemption price plus accrued dividends upon the surrender of the certificates representing their shares. Failure to mail such notice, or any defect therein or in the mailing thereof, to any particular holder shall not affect the validity of the proceeding for the redemption of any shares so to be redeemed from any other holder.

        (c) If less than all the outstanding shares of this Series are to be redeemed, the number of shares of this Series to be redeemed and the method of effecting such redemption, whether by lot or pro rata, shall be as determined by the Board of Directors.

        (d) At any time after a notice of redemption has been given in the manner prescribed herein and prior to the date fixed for redemption, the corporation may deposit in trust, with a bank or trust company identified in the notice of redemption having capital, surplus and undistributed profits aggregating at least $50,000,000, an aggregate amount of funds sufficient for such redemption (including dividends accrued on the shares of this Series called for redemption to the date fixed for redemption) for immediate payment in the appropriate amounts upon surrender of certificates for such shares. Any interest accrued on such funds shall be paid to the corporation from time to time. Such deposit in trust shall be irrevocable, except that any funds deposited by the corporation which shall not be required for the redemption for which they were deposited because of the exercise of rights of conversion subsequent to the date of deposit shall be returned to the corporation forthwith, and any funds deposited by the corporation which are unclaimed at the end of two years from the date fixed for such redemption shall be paid over to the corporation upon its request, and upon such repayment the holders of the shares so called for redemption shall look only to the corporation for payment of the appropriate amount.

        (e) From and after the date fixed for redemption (unless the corporation shall default in making payment of the amount payable upon such redemption), whether or not certificates for shares so called for redemption have been surrendered by the holders thereof as described below, dividends on the shares of this Series so called for redemption shall cease to accrue, and from and after the date of the deposit of trust funds for the redemption of shares of this Series in accordance with the provisions of Section 4(d) hereof, such shares shall be deemed to be no longer outstanding, and all rights of the holders thereof as stockholders of the corporation (except the right to receive from the corporation the amount payable upon such redemption and, up to the close of business on the date fixed for such redemption, the right to convert such shares as set forth in
Section 7 hereof) shall cease and terminate. Upon surrender in accordance with the notice of redemption of the certificates for any shares of this Series so redeemed (properly endorsed or assigned for transfer if the Board of Directors shall so require and the notice shall so state), the holder thereof shall be entitled to receive payment of the redemption price plus an amount equal to all accrued and unpaid dividends as aforesaid.
If less than all of the shares represented by any such surrendered certificate are redeemed, the corporation shall execute and deliver to the holder thereof, or to his written order, a certificate or certificates representing the unredeemed shares.

        (f) In no event shall the corporation redeem less than all the outstanding shares of this Series and shares of any other series of stock of the corporation ranking, as to dividends and distribution of assets upon liquidation, dissolution or winding up of the affairs of the corporation, on a parity with the shares of this Series ("Parity Stock") pursuant to this Section 4 unless full cumulative dividends for all past dividend periods shall have been paid or declared and set apart for payment upon all outstanding shares of this Series and the shares of such Parity Stock.

        (g) In connection with any redemption of shares of this Series, the corporation may enter into an agreement with one or more investment bankers or other purchasers for the purchase of the shares to be redeemed from the holders thereof and the conversion of such purchased shares into shares of Class A Common Stock as provided in Section 7 hereof. Such agreement shall provide that the amount to be paid by such purchasers to the holders of the shares of this Series to be redeemed shall not be less than the redemption price for such shares together with all accrued and unpaid dividends thereon to and including the date fixed for redemption and may provide further that such amount be deposited in trust, on or before the close of business on the date fixed for redemption, with a bank or trust company designated by the corporation meeting the requirements set forth in Section 4(d) hereof. Notwithstanding anything to the contrary contained in this Section, the obligation of the corporation to pay the redemption price of the shares of this Series to be redeemed, together with accrued and unpaid dividends thereon to the date fixed for redemption, shall be deemed to be satisfied and discharged to the extent such amount is so paid by such purchasers. If such an agreement is entered into, any shares of this Series to be redeemed that have not been duly surrendered for conversion by the holders thereof may, at the option of the corporation, be deemed, to the fullest extent permitted by law, acquired by such purchasers from such holders and (notwithstanding anything to the contrary contained in this subsection (g) or in Section 7 hereof) surrendered by such purchasers for conversion, all as of immediately prior to the close of business on the date fixed for redemption, subject to payment of the above amount as aforesaid.

        (h) For purposes of this Section 4, "accrued and unpaid dividends" in respect of any share of this Series shall mean an amount computed at the Dividend Rate for this Series from the date on which dividends on such share became cumulative to and including the date to which such dividends are to be accrued, less the aggregate amount of all dividends theretofore paid thereon. The amount accrued subsequent to the most recent Dividend Period shall be computed by dividing the quarterly dividend payment by the actual number of days in the uncompleted quarter, and thereafter multiplying this figure by the number of days in such quarter up to and including the date to which dividends are to be accrued.

        5. Voting Rights. (a) Except for the voting rights described below and except as otherwise required by law, the holders of shares of this Series shall not be entitled to vote on any matter or to receive notice of, or to participate in, any meeting of the stockholders of the corporation.

        (b) The shares of this Series shall be entitled to vote with respect to the election of directors in accordance with Sections (b)(4) and (b)(5) of Article FOURTH of the certificate of incorporation.

        (c) Whenever dividends payable on shares of this Series shall be in default in an aggregate amount equal to or exceeding six full quarterly dividends on all shares of this Series at the time outstanding, the number of directors then constituting the Board of Directors of the corporation shall be increased by two, and holders of shares of this Series shall, in addition to any other voting rights, have the right, voting separately as a class together with holders of all other series of stock of the corporation ranking on a parity with shares of this Series either as to dividends or the distribution of assets upon liquidation, dissolution or winding up and upon which like voting rights have been conferred and are exercisable (such other series of stock being herein referred to as "Other Voting Stock"), to elect such two additional directors. In such case, the Board of Directors will be increased by two directors, and the holders of Preferred Stock of such series (either alone or with the holders of Other Voting Stock) will have the exclusive right as members of such class, as described above, to elect two directors at the next annual meeting of stockholders. Whenever such right of the holders of shares of this Series shall have vested, such right may be exercised initially either at a special meeting of such holders as provided in Section 5(d) hereof or at any annual meeting of stockholders held for the purpose of electing directors, and thereafter at such annual meetings. The right of the holders of shares of this Series to vote together as a class with the holders of shares of any Other Voting Stock shall continue until such time as all dividends accrued on outstanding shares of this Series to the Dividend Payment Date next preceding the date of any such determination shall have been paid in full, or declared and set apart in trust for payment, at which time the right of the holders of shares of this Series so to vote shall terminate, except as herein or by law expressly provided, subject to revesting upon the occurrence of a subsequent default of the character mentioned above.

        (d) At any time when the right of the holders of shares of this Series to elect directors as provided in Section 5(c) hereof shall have vested, and if such right shall not already have been initially exercised, a proper officer of the corporation, upon the written request of holders of record of at least 10% of the aggregate number of shares of this Series and shares of any Other Voting Stock at the time outstanding, addressed to the Secretary of the corporation, shall call a special meeting of the holders of shares of this Series and of such Other Voting Stock for the purpose of electing directors. Such meeting shall be held at the earliest practicable date upon the same form of notice as is required for annual meetings of stockholders at the place for the holding of annual meetings of stockholders of the corporation (or such other suitable place as is designated by such officer). If such meeting shall not be called by a proper officer of the corporation within 20 days after personal service of such written request upon the Secretary of the corporation, or within 20 days after mailing the same within the United States of America, addressed to the Secretary of the corporation at its principal office (such mailing to be evidenced by the registry receipt issued by the postal authorities), then the holders of record of at least 10% of the aggregate number of shares of this Series and shares of any Other Voting Stock at the time outstanding may designate in writing one of their number to call such a meeting at the expense of the corporation, and such meeting may be called by such person so designated upon the same form of notice as is required for annual meetings of stockholders and shall be held at the place for the holding of annual meetings of stockholders of the corporation (or such other suitable place as is designated by such person). Any holder of shares of this Series so designated shall have access to the registry books of the corporation for the purpose of causing a meeting of stockholders to be called pursuant to this subsection 5(d). Notwithstanding anything to the contrary contained in this subsection 5(d), no such special meeting shall be called during the period within 90 days immediately preceding the date fixed for the next annual meeting of stockholders of the corporation.

        (e) At any meeting held for the purpose of electing directors at which holders of shares of this Series shall have the right, voting together as a class with holders of shares of any Other Voting Stock to elect directors as provided in Section 5(c) hereof, the presence, in person or by proxy, of the holders of 33 1/3% of the aggregate number of shares of this Series and shares of such Other Voting Stock at the time outstanding shall be required and be sufficient to constitute a quorum of such class for the election of directors pursuant to such Section 5(c). At any such meeting or adjournment thereof, (i) the absence of a quorum of the shares of this Series and shares of such Other Voting Stock shall not prevent the election of the directors to be elected otherwise than pursuant to Section 5(c) hereof and (ii) in the absence of a quorum, either of the shares of this Series and shares of such Other Voting Stock or of any other shares of stock of the corporation, or both, a majority of the holders, present in person or by proxy, of the class or classes of stock which lack a quorum shall have the power to adjourn the meeting for the election of directors whom they are entitled to elect, from time to time without notice other than announcement at the meeting, until a quorum shall be present.

        (f) During any period when the holders of shares of this Series shall have the right to vote together as a class with the holders of shares of any Other Voting Stock for directors as provided in Section 5(c) hereof, (i) the directors so elected by such holders shall continue in office until their successors shall have been elected by such holders or until termination of the rights of such holders to vote as a class for directors and
(ii) any vacancies in the Board of Directors shall be filled only by a majority (even if that be only a single director) of the remaining directors theretofore elected by the holders of the class or classes of stock which elected the director whose office shall have become vacant. Immediately upon termination of the right of holders of this Series and any Other Voting Stock to vote as a class for directors, (i) the term of office of the directors so elected shall terminate and (ii) the number of directors shall be such number as may be provided for in the by-laws of the corporation irrespective of any increase pursuant to the provisions of Section 5(c) hereof.

        (g) In addition to any other vote required by law, the corporation shall not change the preferences, rights or limitations with respect to this Series, if such action would materially adversely affect the interests of the holders thereof, without the affirmative vote or consent of the holders of at least two-thirds of the aggregate number of shares of this Series at the time outstanding, voting as a separate class; provided, that nothing herein contained shall require such a class vote in connection with any increase in the total number of authorized shares of Common Stock (or any series thereof) or Preferred Stock (or any series thereof), or the creation, authorization or issuance of any Junior Stock or any series of stock of the corporation ranking, as to dividends or distribution of assets upon liquidation, dissolution or winding up of the affairs of the corporation, prior to or on a parity with the shares of this Series; provided, further, that no such vote of the holders of shares of this Series shall be required if, at or prior to the time when the actions described in this subsection 5(g) shall become effective, provision is made in accordance with Section 4 hereof for the redemption of all shares of this Series at the time outstanding.

        6. Preference upon Liquidation. (a) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the corporation, after payment or provision for payment of the debts and other liabilities of the corporation and of dividends and liquidation preferences in respect of any stock of the corporation ranking senior to the shares of this Series as to such payments, the holders of shares of this Series shall be entitled to receive, out of the remaining net assets of the corporation, the amount of $500.00 in cash for each share of this Series, plus an amount equal to all dividends (whether or not earned or declared) accrued and unpaid on each such share up to the date fixed for distribution, before any distribution shall be made to or set apart for the holders of any Junior Stock. If, after payment or provision for payment of the debts and other liabilities of the corporation and of dividends and liquidation preferences in respect of any stock of the corporation ranking senior to the shares of this Series as to such payments, the remaining net assets of the corporation are not sufficient to pay to the holders of shares of this Series the full amount of their preference set forth above, then the remaining net assets of the corporation shall be divided among and paid to the holders of shares of this Series, holders of shares of any other class or series of Preferred Stock and holders of shares of any stock of the corporation on a parity with this Series as to dividends and distribution of assets upon liquidation, dissolution or winding up of the affairs of the corporation ratably per share in proportion to the full per share amounts to which they respectively are entitled. For purposes of this subsection (a) and Section 6(b) hereof, a consolidation or merger of the corporation with one or more other corporations or the sale of all or substantially all of the assets of the corporation shall not be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of the affairs of the corporation.

        (b) Subject to the rights of the holders of shares of any series or class of stock ranking prior to this Series and of the holders of shares of any stock of the corporation ranking on a parity as to dividends and distribution of assets upon liquidation, dissolution or winding up of the affairs of the corporation, after payment shall have been made in full to the holders of this Series as provided in Section 6(a) hereof and this subsection (b), the holders of any Junior Stock shall, subject to the respective terms and provisions (if any) applying thereto, be entitled to receive any and all assets remaining to be paid or distributed, and shares of this Series shall not be entitled to share therein.

        7. Conversion Privilege. (a) Subject to and upon compliance with the provisions of this Section 7, at the option of the holder thereof, each share of this Series may, at any time (unless shares of this Series shall be called for redemption, then, with respect to shares of this Series so called, until and including, but, if the corporation shall not default in making payment of the amount payable on such redemption, not after, the close of business on the date fixed for redemption), be converted into a number of fully paid and nonassessable shares of Class A Common Stock equal to the quotient obtained by dividing $500.00 by the Conversion Price (as hereinafter defined) in effect at the Date of Conversion (as hereinafter defined).

        (b) In order to exercise the conversion privilege, any holder of shares of this Series to be converted shall surrender such shares to the corporation at any time during usual business hours at the place or places (including a place in the Borough of Manhattan, The City of New York) maintained for such purpose, accompanied by a fully executed written notice, in substantially the form set forth on the reverse of the certificate representing shares of this Series, that the holder elects to convert such shares. Such notice shall also state the name or names (with address) in which the certificate or certificates for shares of Class A Common Stock shall be issued. Shares of this Series surrendered for conversion shall (if so required by the corporation) be properly endorsed or assigned for transfer by the holder or his attorney duly authorized in writing. The holders of shares of this Series at the close of business on any record date for the payment of dividends on such shares will be entitled to receive the dividend payable on such shares on the corresponding Dividend Payment Date notwithstanding the conversion thereof or the corporation's default in the payment of the dividend due on such Dividend Payment Date. Shares of this Series surrendered for conversion during the period from the close of business on any record date for the payment of dividends on such shares to the opening of business on the corresponding Dividend Payment Date (except shares called for redemption on a redemption date during the period from such record date to and including the Dividend Payment Date) must be accompanied by payment of an amount equal to the dividend payable on such shares on such Dividend Payment Date. A holder of shares of this Series on a record date for the payment of dividends on such shares who converts such shares on a Dividend Payment Date will receive the dividend payable on such shares by the corporation on such date, and the converting holder need not include a payment in the amount of any such dividend upon surrender of such shares for conversion. As promptly as practicable after the receipt of such notice and the surrender of such shares of this Series as aforesaid, the corporation shall, subject to the provisions of
Section 10 hereof, issue and deliver at such place or places referred to in this subsection (b) to such holder, or on his written order, a certificate or certificates for the number of full shares of Class A Common Stock issuable on such conversion of shares of this Series in accordance with the provisions of this Section 7, and cash, as provided in Section 7(c) hereof, in respect of any fraction of a share of Class A Common Stock otherwise issuable upon such conversion. Such conversion shall be deemed to have been effected immediately prior to the close of business on the date (herein called, the "Date of Conversion") on which such notice shall have been received by the corporation and such shares of this Series shall have been surrendered as aforesaid, and the person or persons in whose name or names any certificate or certificates for shares of Class A Common Stock shall be issuable upon such conversion shall be deemed to have become on the Date of Conversion the holder or holders of record of the shares of Class A Common Stock represented thereby; provided, that any such surrender on any date when the registry books of the corporation shall be closed shall constitute the person or persons in whose name or names the certificate or certificates for such shares are to be issued as the record holder or holders thereof for all purposes at the opening of business on the next succeeding day on which such registry books are open, but such conversion shall nevertheless be at the Conversion Price in effect at the close of business on the date when such shares of this Series shall have been so surrendered with the conversion notice. In the case of conversion of a portion, but less than all, of the shares of this Series represented by a certificate surrendered for conversion, the corporation shall execute, and deliver to the holder thereof, or on his written order, a certificate or certificates representing the shares of this Series which the holder has not elected to convert into shares of Class A Common Stock. No payment or adjustment shall be made for dividends accrued on the shares of this Series converted as provided in this Section 7 or for dividends or distributions accrued on any Class A Common Stock.

        (c) No fractions of shares or scrip representing fractions of shares shall be issued upon conversion of shares of this Series. If more than one share of this Series shall be surrendered for conversion at one time by the same holder, the number of full shares of Class A Common Stock which shall be issuable upon conversion of such shares shall be computed on the basis of the aggregate number of shares of this Series
surrendered for conversion.   If any fraction of a share of Class
A Common Stock would, except for the provisions of this subsection (c), be issuable on the conversion of any shares of this Series, the corporation shall make payment in lieu thereof in an amount of United States dollars equal to the value of such fraction computed on the basis of the closing price of the Class A Common Stock as reported on the Composite Tape for New York Stock Exchange - Listed Stocks (or if the Class A Common Stock is not listed or admitted to trading on such exchange on the Date of Conversion, then on the principal national or regional securities exchange on which the Class A Common Stock is then listed or admitted to trading, or, if not listed or admitted to trading on any national or regional securities exchange, then as reported by the National Association of Securities Dealers, Inc. through NASDAQ or a similar organization if NASDAQ is no longer reporting information) on the last Trading Day (as hereinafter defined) prior to the Date of Conversion or if no such sale takes place on such day, the last sale price for such day shall be the average of the closing bid and asked prices regular way on the New York Stock Exchange (or if the Class A Common Stock is not listed or admitted to trading on such exchange, on the principal national securities exchange on which the Class A Common Stock is then listed or admitted to trading, or, if not listed or admitted to trading on any national securities exchange, the average of the highest bid and lowest asked prices as reported by the National Association of Securities Dealers, Inc. through NASDAQ or a similar organization if NASDAQ is no longer reporting information) (any such last sale price being herein referred to as the "Last Sale Price"). If on such Trading Day the Class A Common Stock is not quoted by any such organization, the fair value of such Class A Common Stock on such day, as determined by the Board of Directors, shall be used. For the purpose of this subsection (c), the term "Trading Day" shall mean each Monday, Tuesday, Wednesday, Thursday and Friday, other than any day on which securities are not traded on such exchange or in such market.

        (d) The Conversion Price per share of Class A Common Stock issuable upon conversion of shares of this Series (herein called the "Conversion Price") shall initially be $24.49 as of the Initial Filing Date (as defined in the Certificate of Incorporation). The Conversion Price shall be subject to adjustment from time to time as follows:

             (i)  In case the corporation shall (1) pay a
        dividend or make a distribution in shares of Class A Common Stock, (2) subdivide its outstanding shares of Class A Common Stock into a greater number of shares or
        (3) combine its outstanding shares of Class A Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such action shall be adjusted so that the holder of any shares of this Series thereafter surrendered for conversion shall be entitled to receive the number of shares of Class A Common Stock which he would have owned or have been entitled to receive immediately following such action had such shares been converted immediately prior thereto. An adjustment made pursuant to this subsection (d)(i) shall become effective immediately, except as provided in subsection
        (d)(v) below, after the record date in the case of a dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision or combination.

             (ii) In case the corporation shall issue rights, warrants or options to all holders of Class A Common Stock entitling them (for a period not exceeding 45 days from the date of such issuance) to subscribe for or purchase shares of Class A Common Stock at a price per share less than the Recent Market Price per share (as determined pursuant to subsection (d)(iv) below) of the Class A Common Stock on the record date mentioned below, the Conversion Price shall be adjusted to a price, computed to the nearest cent, so that the same shall equal the price determined by multiplying:

                  (1) the Conversion Price in effect immediately prior to the date of issuance of such rights or warrants by a fraction, of which

                  (2) the numerator shall be (A) the number of shares of Class A Common Stock outstanding on the date of issuance of such rights, warrants or options, immediately prior to such issuance, plus
             (B) the number of shares which the aggregate offering price of the total number of shares so offered for subscription or purchase would purchase at such Recent Market Price (determined by multiplying such total number of shares by the exercise price of such rights, warrants or options and dividing the product so obtained by such Recent Market Price), and of which

                  (3) the denominator shall be (A) the number of shares of Class A Common Stock outstanding on the date of issuance of such rights, warrants or options, immediately prior to such issuance, plus
             (B) the number of additional shares of Class A Common Stock which are so offered for subscription or purchase.

        Such adjustment shall become effective immediately, except as provided in subsection (d)(v) below, after the record date for the determination of holders entitled to receive such rights, warrants or options.

             (iii) In case the corporation shall distribute to substantially all holders of Class A Common Stock evidences of indebtedness, equity securities (including equity interests in the corporation's Subsidiaries (as hereinafter defined)) other than Class A Common Stock, or other assets (other than cash dividends paid out of earned surplus of the corporation or, if there shall be no earned surplus, out of net profits for the fiscal year in which the dividend is made and/or the preceding fiscal year), or shall distribute to substantially all holders of Class A Common Stock rights or warrants to subscribe for securities (other than those referred to in subsection (d)(ii) above), then in each such case the Conversion Price shall be adjusted so that the same shall equal the price determined by multiplying:

                  (1) the Conversion Price in effect immediately prior to the date of such distribution by a fraction, of which

                  (2) the numerator shall be the Recent Market Price per share (as determined as provided in subsection (d)(iv) below) of the Class A Common Stock on the record date mentioned below less the then fair market value (as determined by the Board of Directors, whose determination shall be conclusive evidence of such fair market value, and described in a resolution of the Board of Directors filed with the transfer agent for the shares of this Series) of the portion of the assets, evidences of indebtedness and equity securities so distributed or of such subscription rights or warrants applicable to one share of Class A Common Stock, and of which

                  (3)  the denominator shall be such Recent
             Market Price per share of the Class A Common Stock. Such adjustment shall become effective immediately, except as provided in subsection (d)(v) below, after the record date for the determination of stockholders entitled to receive such distribution. As used herein, the term "Subsidiary" means (i) any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the Board of Directors or other persons performing similar functions are at the time directly or indirectly owned by the corporation or (ii) any partnership of which more than 50% of the partnership interests are owned by the corporation or any Subsidiary.

             (iv)  For purposes of any computation under
        subsections (d)(ii) and (d)(iii) above, the Recent Market Price per share of Class A Common Stock on any date shall be deemed to be the average of the Last Sale Prices of a share of Class A Common Stock for the five consecutive Trading Days commencing not more than 20 Trading Days before and ending not later than the earliest of the date in question and the date before the "ex" date with respect to the issuance or distribution requiring such computation. If on any such Trading Day the Class A Common Stock is not quoted by any organization referred to in the definition of Last Sale Price in Section 7(c) hereof, the fair value of the Class A Common Stock on such day, as determined by the Board of Directors, shall be used. For purposes of this paragraph, the term "'ex' date", when used with respect to any issuance or distribution, means the first date on which the Class A Common Stock trades regular way on the principal national securities exchange on which the Class A Common Stock is listed or admitted to trading (or, if not so listed or admitted, on NASDAQ or a similar organization if NASDAQ is no longer reporting trading information) without the right to receive such issuance or distribution.

             (v) In any case in which this subsection (d) shall require that an adjustment be made immediately following a record date, the corporation may elect to defer the effectiveness of such adjustment (but in no event until a date later than the effective time of the event giving rise to such adjustment), in which case the corporation shall, with respect to any shares of this Series converted after such record date and before such adjustment shall have become effective (1) defer paying any cash payment pursuant to Section 7(c) hereof or issuing to the holder of shares of this Series the number of shares of Class A Common Stock issuable upon conversion in excess of the number of shares of Class A Common Stock issuable thereupon only on the basis of the Conversion Price prior to adjustment and (2) not later than five business days after such adjustment shall have become effective, pay to such holder the appropriate cash payment pursuant to Section 7(c) hereof and issue to such holder the additional shares of Class A Common Stock and other capital stock of the corporation issuable on such conversion.

             (vi) No adjustment in the Conversion Price shall be required unless such adjustment would require an increase or decrease of at least 1% in the Conversion Price; provided, that any adjustments which by reason of this subsection (d)(vi) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Section 7 shall be made to the nearest cent or to the nearest one-hundredth of a share, as the case may be.

             (vii) Whenever the Conversion Price is adjusted as herein provided, the corporation shall promptly (1) file with the transfer agent for the shares of this Series a certificate of an officer of the corporation (an "Officer's Certificate") setting forth the Conversion Price after such adjustment and setting forth in reasonable detail the facts requiring such adjustment and the calculations on which the adjustment is based, which certificate shall be conclusive evidence of the correctness of such adjustment and (2) mail or cause to be mailed a notice of such adjustment to each holder of shares of this Series at his address as the same appears on the registry books of the corporation.

Notwithstanding anything in this Section 7 to the contrary, the corporation shall be entitled to make such reductions in the Conversion Price, in addition to those required by this Section 7, as it in its discretion shall determine to be advisable in order that any stock dividend, subdivision or combination of shares, distribution of rights or warrants to purchase stock or securities, distribution of securities convertible into or exchangeable for stock, or distribution of assets (other than cash dividends) hereafter made by the corporation to its stockholders shall not be taxable.

        (e) In case of any reclassification or change of outstanding shares of Class A Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination), or in case of any consolidation of the corporation with, or merger of the corporation into, any other Person, or any merger of another Person into the corporation (other than a merger which does not result in any reclassification, change, conversion, exchange or cancellation of outstanding shares of Class A Common Stock) or any sale or transfer of all or substantially all of the assets of the corporation, the corporation, or the Person formed by such consolidation or resulting from such merger or which acquires such assets, as the case may be, shall make effective provision in the articles or certificate of incorporation, providing that the holder of each share of this Series then outstanding shall have the right thereafter to convert such share only into the kind and amount of securities, cash and other property receivable upon such reclassification, change, consolidation, merger, sale or transfer, by a holder of the number of shares of Class A Common Stock into which such shares of this Series might have been converted immediately prior to such reclassification, change, consolidation, merger, sale or transfer, assuming such holder of Class A Common Stock of the corporation (i) is not a Person with which the corporation consolidated or into which the corporation merged or which merged into the corporation or to which such sale or transfer was made, as the case may be ("constituent Person"), or an Affiliate (as hereinafter defined) of a constituent Person and (ii) failed to exercise his rights of election, if any, as to the kind or amount of securities, cash and other property receivable upon such reclassification, change, consolidation, merger, sale or transfer (provided that if the kind or amount of securities, cash and other property receivable upon such reclassification, change, consolidation, merger, sale or transfer is not the same for each share of Class A Common Stock of the corporation held immediately prior to such reclassification, change, consolidation, merger, sale or transfer by others than a constituent Person or an Affiliate thereof and in respect of which such rights of election shall not have been exercised ("non-electing share"), then for the purpose of this subsection
(e) the kind and amount of securities, cash and other property receivable upon such reclassification, change, consolidation, merger, sale or transfer by each non-electing share shall be deemed to be the kind and amount so receivable per share by a
plurality of the non-electing shares).   Such articles or
certificate of incorporation shall provide for adjustments which, for events subsequent to the effective date of such articles or certificate of incorporation, shall be as nearly equivalent as may be practicable to the adjustments provided for herein. The above provisions of this subsection (e) shall similarly apply to successive reclassifications, changes, consolidations, mergers, sales or transfers.

        For the purpose of this subsection (e), the term "Person" means any individual, corporation, partnership, joint venture, trust, unincorporated organization or government or any agency or political subdivision thereof, and the term "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of the definition of "Affiliate", the term "control" when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

        (f) The corporation shall reserve, free from preemptive rights, out of its authorized but unissued shares, sufficient shares of Class A Common Stock to provide for the conversion of the shares of this Series from time to time outstanding as such shares of this Series are presented for conversion.

        (g) The corporation covenants that all shares of Class A Common Stock which may be issued upon conversion of shares of this Series will upon issue be duly and validly issued, fully paid and nonassessable by the corporation and except as provided in Section 10 hereof free from all taxes, liens and charges with respect to the issue thereof.

        8. Exchange. (a) The shares of this Series are exchangeable in whole, but not in part, at the option only of the corporation on any Dividend Payment Date for the corporation's 7% Convertible Subordinated Debentures Due 2007 issued under the Subordinated Indenture dated as of July 21, 1992, as amended (the "Indenture"), between the corporation and Chemical Bank, as trustee (the "Debentures"); provided that on or prior to the date of exchange the corporation shall have paid to or declared and set aside for payment to the holders of outstanding shares of this Series all accrued and unpaid dividends on shares of this Series through the Exchange Date (as hereinafter defined). The holders of shares of this Series will be entitled to receive $500.00 principal amount of Debentures in exchange for each share of this Series held by them at the time of exchange. The corporation will mail to each holder of record of the shares of this Series written notice of its intention to exchange not less than 30 nor more than 60 days prior to the date fixed for the exchange (the "Exchange Date"). Each such notice shall state:
(i) the Exchange Date, (ii) the place or places where certificates for shares of this Series are to be surrendered for exchange into Debentures and (iii) that dividends on the shares of this Series to be exchanged will cease to accrue on the Exchange Date. Prior to giving notice of intention to exchange, the corporation shall execute and deliver with a bank or trust company selected by the corporation an Indenture in substantially the form filed as an exhibit to the Registration Statement on Form S-3 (Registration No. 33-45787) filed with the Securities and Exchange Commission (the "Commission") on February 18, 1992, as amended as declared effective by the Commission on June 26, 1992 referred to above with such changes as may be required by
law or usage.   The corporation will cause the Debentures to be
authenticated on the Dividend Payment Date on which the exchange is effective, and will pay interest on the Debentures at the rate and on the dates specified in such Indenture from the Exchange Date.

        (b) The corporation will not give notice of its intention to exchange under Section 8(a) hereof unless it shall file at the place or places (including a place in the Borough of Manhattan, The City of New York) maintained for such purpose an opinion of counsel (who may be an employee of the corporation) to the effect that (i) the Indenture has been duly authorized, executed and delivered by the corporation, has been duly qualified under the Trust Indenture Act of 1939 (or that such qualification is not necessary) and constitutes a valid and binding instrument enforceable against the corporation in accordance with its terms (subject, as to enforcement, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors' rights and to general equity principles, and subject to such other qualifications as are then customarily contained in opinions of counsel experienced in such matters), (ii) the Debentures have been duly authorized and, when executed and authenticated in accordance with the provisions of the Indenture and delivered in exchange for the shares of this Series, will constitute valid and binding obligations of the corporation entitled to the benefits of the Indenture (subject as aforesaid), (iii) neither the execution nor delivery of the Indenture or the Debentures nor compliance with the terms, conditions or provisions of such instruments will result in a breach or violation of any of the terms or provisions of, or constitute a default under, any indenture, mortgage, deed of trust or agreement or instrument, known to such counsel to which the corporation or any of its Subsidiaries is a party or by which it or any of them is bound, or any decree, judgment, order, rule or regulation, known to such counsel, of any court or governmental agency or body having jurisdiction over the corporation and such Subsidiaries or any of their properties, and (iv) the Debentures have been duly registered for such exchange with the Securities and Exchange Commission under a registration statement that has become effective under the Securities Act of 1933 (the "Act") or that the exchange of the Debentures for the shares of this Series is exempt from registration under the Act.
        (c) If notice has been mailed as aforesaid, from and after the Exchange Date (unless the corporation shall default in issuing Debentures in exchange for shares of this Series or in making or providing for the payment of accrued and unpaid dividends on the outstanding shares of this Series to the Exchange Date) dividends on the shares of this Series shall cease to accrue, and such shares shall be deemed to be no longer outstanding, and all rights of the holders thereof as stockholders of the corporation shall cease and terminate. Upon surrender in accordance with said notice of the certificates for shares of this Series so exchanged (properly endorsed or assigned for transfer if the Board of Directors shall so require and the notice shall so state), such shares shall be exchanged by the corporation into Debentures as aforesaid.
        9.  Notice of Certain Events.  In case:

        (a) the corporation shall declare a dividend (or any other distribution) payable to the holders of Class A Common Stock (otherwise than cash dividends paid out of the earned surplus of the corporation or, if there shall be no earned surplus, out of net profits for the fiscal year in which the dividend is made and/or the preceding fiscal year, and dividends payable in Class A Common Stock); or

        (b) the corporation shall authorize the granting to the holders of Class A Common Stock of rights to subscribe for or purchase any shares of stock of any class or of any other rights or warrants; or

        (c) the corporation shall authorize any reclassification or change of the Class A Common Stock (other than a subdivision or combination of its outstanding shares of Class A Common Stock or a change in par value, or from par value to no par value, or from no par value to par value), or any consolidation, merger or share exchange to which the corporation is a party and for which approval of any stockholders of the corporation is required, or the sale or conveyance of all or substantially all the property or business of the corporation; or

        (d) there shall be proposed any voluntary or involuntary dissolution, liquidation or winding-up of the corporation; then, the corporation shall cause to be filed at the place or places maintained for the purpose of conversion of shares of this Series as provided in Section 7(b) hereof, and shall cause to be mailed to each holder of shares of this Series, at his address as it shall appear on the registry books of the corporation, as promptly as possible but in any event at least 20 days before the date hereinafter specified (or the earlier of the dates hereinafter specified, in the event that more than one date is specified), a notice stating the date on which (i) a record is expected to be taken for the purpose of such dividend, distribution, rights or warrants, or if a record is not to be taken, the date as of which the holders of Class A Common Stock of record to be entitled to such dividend, distribution, rights or warrants are to be determined, or (ii) such reclassification, change, consolidation, merger, share exchange, sale, transfer, conveyance, dissolution, liquidation or winding-up is expected to become effective and the date, if any is to be fixed, as of which it is expected that holders of Class A Common Stock of record shall be entitled to exchange their shares of Class A Common Stock for securities or other property deliverable upon such reclassification, change, consolidation, merger, share exchange, sale, transfer, conveyance, dissolution, liquidation or winding-up.

        10. Taxes. The corporation will pay any and all documentary, stamp or similar taxes payable to the United States of America or any political subdivision or taxing authority thereof or therein in respect of the issue or delivery of (a) certificates for shares of this Series on redemption of less than all of the shares represented by any certificate for such shares surrendered for redemption or (b) certificates for shares of Class A Common Stock on conversion of shares of this Series pursuant to Section 7 hereof; provided, that the corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issue or delivery of certificates for shares of this Series or Class A Common Stock, as the case may be, in a name other than that of the holder of shares of this Series to be redeemed or converted and no such issue or delivery shall be made unless and until the person requesting such issue or delivery has paid to the corporation the amount of any such tax or has established, to the satisfaction of the corporation, that such tax has been paid. The corporation extends no protection with respect to any other taxes imposed in connection with such redemption or conversion of shares of this Series.

        11. No Other Rights. The shares of this Series shall not have any relative, participating, optional or other special rights and powers other than as set forth herein and other than any which may be provided by law.

        12. Miscellaneous. Capitalized terms which are defined in this Exhibit are defined only for the purposes of this Exhibit, and not for the purposes of other Exhibits to the certificate of incorporation. Unless otherwise indicated, section references contained in this Exhibit refer to the corresponding sections of this Exhibit.